SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.       )

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SEVERN BANCORP, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Severn Bancorp, Inc.
200 Westgate Circle, Suite 200, Annapolis, Maryland  21401

March 20, 2008

To the Stockholders of Severn Bancorp, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Severn Bancorp, Inc. to be held on Wednesday, April 30, 2008, at 9:00 a.m. Eastern Time, at The Greystone Grill, Severn Bank Building, 200 Westgate Circle, Annapolis, MD  21401.

At the Annual Meeting, you will be asked to elect two directors, each to serve for a three-year term, ratify the appointment of Beard Miller Company LLP as independent auditor of Severn Bancorp, Inc., adopt the Severn Bancorp, Inc. 2008 Equity Incentive Plan, and transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors unanimously recommends that you vote FOR the election of both of the Board’s nominees for election as directors, FOR the ratification of Beard Miller Company LLP as independent auditor for Severn Bancorp, Inc., and FOR the adoption of the Severn Bancorp, Inc. 2008 Equity Incentive Plan. We encourage you to read the accompanying Proxy Statement, which provides information about Severn Bancorp, Inc. and the matters to be considered at the Annual Meeting.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed postage paid envelope.  Any proxy given may be revoked by you in writing or in person at any time prior to its exercise.

Sincerely,
/s/
Alan J. Hyatt
Chairman, President and
Chief Executive Officer

SEVERN BANCORP, INC.
200 Westgate Circle, Suite 200
Annapolis, Maryland  21401
(410) 260-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON
April 30, 2008

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Severn Bancorp, Inc. will be held at The Greystone Grill, Severn Bank Building, 200 Westgate Circle, Annapolis, Maryland 21401 on Wednesday, April 30, 2008, at 9:00 a.m., Eastern Time, and at any adjournments thereof, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect Ronald P. Pennington and T. Theodore Schultz to serve as directors for a three-year term;

2.	To ratify the appointment of Beard Miller Company LLP as independent auditor for Severn Bancorp, Inc. for the year ending December 31, 2008;

3.	To adopt the Severn Bancorp, Inc. 2008 Equity Incentive Plan; and

4.	To transact such other business as may properly come before the Annual Meeting and any postponements or adjournments of the meeting.

Except for procedural matters, the Board of Directors is not aware of any other matters that may come before the Annual Meeting and any adjournments of the meeting.

Stockholders of record at the close of business on March 7, 2008 are entitled to notice of and to vote at the Annual Meeting and at any adjournments of the meeting.

By Order of the Board of Directors
/s/
S. Scott Kirkley
Secretary
Annapolis, Maryland
March 20, 2008

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER YOU OWN. EVEN IF YOU PLAN TO BE PRESENT, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENVELOPE PROVIDED. ANY PROXY GIVEN MAY BE REVOKED BY YOU IN WRITING OR IN PERSON AT ANY TIME PRIOR TO ITS EXERCISE.

PROXY STATEMENT FOR SEVERN BANCORP, INC. 200 WESTGATE CIRCLE, SUITE 200 ANNAPOLIS, MARYLAND 21401 (410) 260-2000

This proxy statement contains information about the annual meeting of stockholders of Severn Bancorp, Inc. to be held on Wednesday, April 30, 2008, at 9:00 a.m. Eastern Time at The Greystone Grill, Severn Bank Building, 200 Westgate Circle, Annapolis, Maryland 21401, and at any postponements or adjournments of the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why did you send me this proxy statement?

Severn Bancorp, Inc. (the “Company”) sent you this Proxy Statement and the enclosed proxy card because you were a stockholder of the Company on March 7, 2008, the record date for the Annual Meeting (the “Record Date”).  The Company’s Board of Directors chose this day as the record date for stockholders entitled to vote at the Annual Meeting of Stockholders.  The Board of Directors is soliciting your proxy to be voted at the Annual Meeting of Stockholders.

This Proxy Statement summarizes the information you need to know to cast an informed vote at the meeting.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

The Company began sending this Proxy Statement, Notice of Annual Meeting and the enclosed proxy card on or about March 20, 2008 to all stockholders entitled to vote.  On Record Date, there were 10,066,679 shares of the Company’s common stock issued and outstanding.  The common stock is the Company’s only class of stock outstanding.  The Company’s Annual Report/Form 10-K for the fiscal year ended December 31, 2007 accompanies this Proxy Statement.  The Annual Report/Form 10-K is not to be deemed a part of the material for the solicitation of proxies.

How do I vote by proxy?

You vote your proxy by completing the enclosed proxy card in accordance with its instructions, signing and dating the proxy card and returning it in the postage-paid envelope.  Your vote is important.  Whether you plan to attend the meeting or not, the Company urges you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided.  Returning the proxy card will not affect your right to attend the meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed.  If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors as follows:

•           “FOR” the election of both nominees for director,

•	“FOR” ratification of the appointment of Beard Miller Company LLP as independent auditor for the year ending December 31, 2008, and

•           “FOR” the adoption of the Severn Bancorp, Inc. 2008 Equity Incentive Plan.

In addition, the proxy card confers authority on the proxy named in the proxy card to vote with respect to:

1.	The election of any person as a director should the nominee be unable to serve or, for good cause, will not serve;

2.           Other proposals for which management did not have notice by February 5, 2008; and

3.           Matters incidental to the conduct of the meeting.

On these other matters, your proxy will vote in accordance with the recommendation of the Board of Directors, or, if no recommendation is given, in their own discretion.  At the time this Proxy Statement was mailed, the Company knew of no matters that needed to be acted upon at the meeting, other than those discussed in this Proxy Statement.

If you hold your shares in “street name” through your broker, bank or other nominee, you must vote in accordance with the voting instructions provided by that institution.

How many votes do I have?

The number of votes you have is dependent on the number of shares of common stock you own.  Each share of common stock entitles you to one vote.  The proxy card indicates the number of shares of common stock that you own.

Can I change my vote after I return my proxy card?

Yes.  Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised if you file with the Secretary of the Company either a notice of revocation or a duly executed proxy bearing a later date.  You may also revoke the proxy if you attend the meeting in person and so request.  Attendance at the meeting will not by itself revoke a previously granted proxy.

How do I vote in person?

If you plan to attend the meeting and vote in person, the Company will give you a ballot form when you arrive.  However, if you hold your shares in “street name” through your broker, bank, or other nominee, you must bring a proxy card and letter from the nominee authorizing you to vote the shares and indicating that you were the beneficial owner of the shares on March 7, 2008, the record date for voting.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting.  Proxies that are marked as abstentions and broker non-votes (described below) will be included in the calculation of the number of shares considered to be present at the meeting.

What vote is required for each proposal?

The two nominees for director who receive the most votes at the meeting will be elected.  If you do not vote for a particular nominee or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee.  Broker non-votes will have no effect on the results of the vote.

In order to ratify the selection of the independent auditor, the auditor must receive the affirmative vote of a majority of the votes cast at the meeting.  Abstentions and broker non-votes will have no effect on the results of the vote.

In order to adopt the Severn Bancorp, Inc. 2008 Equity Incentive Plan, the Plan must receive the affirmative vote of a majority of the votes cast at the meeting.  Abstentions and broker non-votes will have no effect on the results of the vote.

In order to approve any other matters that may properly come before the meeting, generally, a majority of those votes cast by stockholders will be sufficient to approve on the matter.  However, there may be occasions where a greater vote is required by law, the Company’s Articles of Incorporation or Bylaws.

What is a broker non-vote?

If you hold your shares in “street name” through a broker, bank or other nominee, your broker or nominee may not be permitted to exercise voting discretion on some of the items to be acted upon at the annual meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those items and will not be counted in determining the number of shares necessary for approval for each item.  Accordingly, a broker non-vote is when a broker does not have discretionary authority as to certain shares to vote on a particular matter and has not received instructions from the beneficial owner.

Who will bear the costs of solicitation of proxies?

The Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in this solicitation of proxies. The proxies will be solicited principally through the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone. Although there is no formal agreement to do so, the Company may reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expense in forwarding these proxy materials to their principals.  In addition, the Company may pay for and utilize the services of individuals or companies it does not regularly employ in connection with the solicitation of proxies; however, the Company currently has no such arrangement.

STOCK OWNERSHIP

The following table shows the beneficial ownership of the Company’s common stock as of March 7, 2008 by (i) each director and nominee for director; (ii) the Company’s President and Chief Executive Officer, Chief Financial Officer, and our other most highly compensated executive officers whose total compensation exceeded $100,000 in 2007; and (iii) by all directors and executive officers as a group.

The securities “beneficially owned” by a person are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC and, accordingly, include securities as to which the person has or shares voting or investment power.  Shares of Common Stock which a person has the right to acquire within 60 days after March 7, 2008, the Record Date, are deemed outstanding for computing the share ownership and percentage ownership of the person having such right, but are not deemed outstanding for computing the percentage of any other person.  The same shares may be beneficially owned by more than one person.  Beneficial ownership may be disclaimed as to certain of the securities.

Name of Individual	Amount and Nature of Beneficial Ownership	Percent of Class
Nominees for Director:
Ronald P. Pennington	140,997(1)	1.40%
T. Theodore Schultz	61,490(2)	0.61%

Directors Continuing in Office:
Louis DiPasquale, Jr.	228,566(3)	2.27%
Alan J. Hyatt*	1,593,351(4)	15.82%
Melvin Hyatt	197,500(5)	1.96%
S. Scott Kirkley*	430,670(6)	4.28%
Melvin E. Meekins, Jr. *	558,469(7)	5.54%
Albert W. Shields	78,646(8)	0.78%
Keith Stock	128,966(9)	1.28%

Other Named Executive Officer:
Thomas G. Bevivino	8,537(10)	0.08%
All directors and executive officers as a group (10 persons)	3,427,192(11)	33.92%

*	Also a named executive officer for 2007.

(1)	Includes 139,182 shares owned by Mr. Pennington and his wife and 1,815 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(2)	Includes 41,525 shares owned by Mr. Schultz, 18,150 shares owned by Mr. Schultz and his wife and 1,815 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(3)	Includes 80,027 shares owned by Mr. DiPasquale and 148,539 shares owned by Mr. DiPasquale for the benefit of his children.

(4)
Includes 87,437 shares owned by Mr. Alan Hyatt, 1,347,564 shares owned by Mr. Alan Hyatt and his wife, 23,232 shares Mr. Alan Hyatt controls as custodian for his children, 120,120 shares allocated to Mr. Alan Hyatt as a participant in the Company’s Employee Stock Ownership Plan (“ESOP”), 7,260 shares issuable upon exercise of options exercisable within 60 days of the Record Date and 7,738 shares owned by Mrs. Hyatt.  Mr. Alan Hyatt is the nephew of Mr. Melvin Hyatt.

(5)
Includes 155,755 shares owned by Mr. Melvin Hyatt, 39,930 shares owned by Mr. Melvin Hyatt and his wife, 1,815 shares issuable upon exercise of options exercisable within 60 days of the Record Date.  Mr. Melvin Hyatt is the uncle of Mr. Alan Hyatt.

(6)
Includes 22,347 shares owned by Mr. Kirkley, 317,443 shares owned by Mr. Kirkley and his wife, 83,620 shares allocated to Mr. Kirkley as a participant in the ESOP and 7,260 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(7)
Includes 108,411 shares owned by Mr. Meekins, 317,990 shares owned by Mr. Meekins and his wife, 124,808 shares allocated to Mr. Meekins as a participant in the ESOP and 7,260 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(8)	Includes 1,815 shares issuable upon exercise of options exercisable within 60 days of the Record Date.
(9)
Includes 54,551 shares owned by Mr. Stock, 72,600 shares held by First Financial Partners, Inc., a private investment company of which Mr. Stock serves as Chairman, and 1,815 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(10)
Includes 293 shares held by Mr. Bevivino and his wife, 984 shares allocated to Mr. Bevivino as a participant in the ESOP and 7,260 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

(11)
Includes, among the other shares described above, a total of 329,532 shares allocated to the executive officers as participants in the ESOP and a total of 38,115 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

The following table presents information regarding the beneficial ownership of Common Stock as of March 7, 2008 by each person known to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

Alan J. Hyatt(1)	1,593,351	15.82%
Sharon G. Hyatt 200 Westgate Circle, Suite 200 Annapolis, Maryland 21401

Louis Hyatt(2) 200 Westgate Circle, Suite 200 Annapolis, Maryland 21401	1,045,952	10.39%

Melvin E. Meekins, Jr.(3) 200 Westgate Circle, Suite 200 Annapolis, Maryland 21401	558,469	5.54%

(1)
Includes 87,437 shares owned by Mr. Alan Hyatt, 1,347,564 shares owned by Mr. Alan Hyatt and his wife, Sharon G. Hyatt, 23,232 shares Mr. Alan Hyatt controls as custodian for his children, 120,120 shares allocated to Mr. Alan Hyatt as a participant in the ESOP, 7,260 shares issuable upon exercise of options exercisable within 60 days of the Record Date and 7,738 shares owned by Mrs. Sharon Hyatt.

(2)
Includes 991,498 shares owned by Mr. Louis Hyatt, 52,489 shares owned by Mr. Louis Hyatt and his wife, and 1,965 shares allocated to Mr. Louis Hyatt as a participant in the ESOP.  Mr. Louis Hyatt is the father of Mr. Alan Hyatt and the brother of Mr. Melvin Hyatt.

(3)
Includes 108,411 shares owned by Mr. Meekins, 317,990 shares owned by Mr. Meekins and his wife, 124,808 shares allocated to Mr. Meekins as a participant in the ESOP and 7,260 shares issuable upon exercise of options exercisable within 60 days of the Record Date.

DISCUSSION OF PROPOSALS RECOMMENDED BY THE BOARD

Proposal 1:                                Election of Directors

General.  The Company’s Board of Directors currently consists of nine members divided into three classes as nearly equal in number as possible.  The members of each class are elected for a term of three years and until their successors are elected and qualified.  One class is elected annually.  The Board of Directors has nominated two directors for election at the annual meeting, which is the number of directorships in the class that is to be elected this year.

The Board of Directors has nominated the persons named below, both of whom are present members of the Board of Directors of the Company, for election to serve until the 2011 annual meeting of stockholders:

Name of Individual	Age(1)	Principal Occupation for Last Five Years

Ronald P. Pennington	68
Ronald P. Pennington has been a director of the Company since its inception and a director of Severn Savings Bank, FSB (the “Bank”) since 1980.  Mr. Pennington has owned and operated an independent tool distributorship since 1985, and now is a retired investor.

T. Theodore Schultz	68
T. Theodore Schultz has been a director of the Company since its inception and a director of the Bank since 1986.  Mr. Schultz is owner of Schultz and Company, Inc., an Accounting and Tax Company.  He is an enrolled agent, accredited tax advisor with an accounting and tax practice in the Annapolis, Maryland area since 1971.

Directors Continuing in Office.
Name of Individual	Age(1)	Principal Occupation for Last Five Years
The directors continuing in office whose terms will expire at the 2009 annual meeting of stockholders are:
Louis DiPasquale, Jr.	85
Louis DiPasquale, Jr. has been a director of the Company since its inception and the Bank since 1946.  Mr. DiPasquale has been the owner/operator of the Motel Carlton in Baltimore, Maryland since 1964.  Mr. DiPasquale served as Secretary/Treasurer of the Bank from 1964 to 1978.

Alan J. Hyatt	53
Alan J. Hyatt has been Chairman of the Board and President of the Bank since 1982, having previously served as an officer and director since 1978.  He has also served as the Chairman of the Board and President of the Company since 1990.  Mr. Hyatt has been a partner in the law firm of Hyatt & Weber, P.A., in Annapolis, Maryland since 1978, and is a real estate broker with Arundel Realty Services, LLC, also in Annapolis, Maryland.  Mr. Hyatt spends approximately 50% of his professional time on the affairs of the Bank and the Company and the balance on his law practice.

(1) As of December 31, 2007

Name of Individual	Age(1)	Principal Occupation for Last Five Years

Melvin E. Meekins, Jr.	66
Melvin E. Meekins, Jr. joined the Bank as a director and Executive Vice President in April 1983, and served in the same capacity for the Company.  Mr. Meekins was the Bank’s Principal Operating Officer and Executive Vice President until his retirement effective December 31, 2007.  Mr. Meekins had been employed in the savings and loan industry since 1962.

Keith Stock	55
Keith Stock served as a Director of the Bank and the Company from April 1990 to December 1993, and was re-elected in 2003.  Mr. Stock has served as President of MasterCard Advisors, LLC, a MasterCard Worldwide business, since 2004. Previously he served in management positions with Capgemini Ernst & Young, AT Kearney and McKinsey & Co., as well as Chairman and Chief Executive Officer of First Financial Investors, Inc. and its bank holding company, St. Louis Bank, Fsb.

The directors continuing in office whose terms will expire at the 2010 annual meeting of stockholders are:

Melvin Hyatt	75
Melvin Hyatt has been a director of the Company since its inception and a director of the Bank since 1978.  He is a retired restaurant owner and was formerly employed by the Housing Authority of the City of Annapolis, Maryland.  Mr. Hyatt is the uncle of Alan J. Hyatt and the brother of Louis Hyatt.

S. Scott Kirkley	55
S. Scott Kirkley has been a director and Secretary/Treasurer of the Bank since 1980, Senior Vice President from 1989 to 2006, and now serves as Executive Vice President.  He has served in the same capacities for the Company since 1990.  Mr. Kirkley has been employed by the Bank on a full-time basis since 1987 and has primary responsibility for the Bank’s residential loan operations.

Albert W. Shields	63
Albert W. Shields was elected as a director of the Company and the Bank in December 2003.  He is presently the Vice President of Sales for the Northeast Region of HD Builder Solutions Group.  He was the Chief Executive Officer of Floors, Inc. from 1986 until 2002 when the company was sold to The Home Depot.  Mr. Shields has been involved in the real estate and development market, and the building supply industry for the past 35 years.

(1) As of December 31, 2007

The Board of Directors and Committees.  The Company’s Board of Directors generally meets on a monthly basis, or as needed.  During the year ended December 31, 2007, the Company’s Board of Directors met thirteen times.  No director attended fewer than 75% in the aggregate of (a) the total number of board meetings held while the director was a member during the year ended December 31, 2007 and (b) the total number of meetings held by committees on which the director served during the year ended December 31, 2007.

It is the policy of the Board of Directors to encourage directors to attend each annual meeting of stockholders.  Such attendance allows for direct interaction between stockholders and members of the Board of Directors.  All the directors except Mr. Stock attended the 2007 Annual Meeting of Stockholders.

Director Independence.  The Board of Directors examines the independence of the Company’s directors on an annual basis in both fact and appearance to promote arms-length oversight.  Based upon the definition of an “independent director” under Rule 4200 of the Nasdaq Marketplace Rules, the Board of Directors has determined that the Company has a majority of “independent” directors that comprise its Board as required by the corporate governance rules of Nasdaq.  Independent directors as of December 31, 2007 consisted of: Louis DiPasquale, Jr., Melvin Hyatt, Ronald Pennington, T. Theodore Schultz, Albert W. Shields and Keith Stock.  The Board determined that these directors are independent because they are not executive officers or employees of the Company and otherwise satisfy all of the Nasdaq independence requirements and, in the opinion of the Board of Directors, are not individuals having a relationship which will interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining independence, the Board considered that Mr. Melvin Hyatt is the uncle of Alan J. Hyatt, and the brother of Louis Hyatt; however, the Board concluded that Mr. Melvin Hyatt was independent because he abstains from voting on matters involving Alan J. Hyatt or Louis Hyatt.

Corporate Governance Committee

On March 16, 2004, the Board of Directors adopted a Corporate Governance Committee Charter.  The Company’s Corporate Governance Committee is comprised of at least three members, each appointed by the Board of Directors, and is responsible for developing a set of corporate governance policies for the Company.  The Bank’s Corporate Governance Committee consists of Louis DiPasquale, Jr.; Ronald Pennington; T. Theodore Schultz; Albert W. Shields; and Keith Stock. The Corporate Governance Committee met in late 2006, and again in early 2008.  The Corporate Governance Committee, in addition to setting corporate governance policies of the Company, is responsible for establishing criteria for selecting new directors, and identifying, screening and recruiting new directors.  In addition, the Corporate Governance Committee will select members for the various Board of Director committees, determine director and committee member compensation and consider the establishment of a process for stockholders to submit recommendations of director candidates and to communicate with the Board.

Nominating Committee

The Company’s Nominating Committee consists of the full Board of Directors, however, only the independent directors may vote on approval of nominations.  There is no written charter.  The Board has determined that the following directors are independent as defined under Rule 4200 of the Nasdaq Marketplace Rules:  Louis DiPasquale, Jr.; Melvin Hyatt; Ronald Pennington; T. Theodore Schultz; Albert W. Shields; and Keith Stock.  While the Nominating Committee will consider nominees recommended by stockholders, it has not actively solicited recommendations from stockholders for nominees nor established any procedures for this purpose, other than the procedures contained in the Bylaws concerning nominations of candidates by stockholders.  The Company’s Bylaws provide that if a stockholder wishes to submit nominations for directors, it should be done in writing and sent to the Secretary of the Company at least 60 days prior to the Annual Meeting of Stockholders.  The Corporate Governance Committee intends to consider whether policies and procedures for stockholder nominations are necessary beyond those set forth in the Bylaws. The Company’s Board in its capacity as the Nominating Committee met one time during 2007.  This year’s nominees were selected by the full Board and approved by the independent directors after evaluating each nominee’s general business acumen, the nominee’s knowledge of the Company and its business activities.  In addition to the aforementioned criteria, the Board considers the investment in the Company made by the nominee as demonstrated by the number of shares owned by each such nominee.  The Board’s process for identifying and evaluating director nominees relates to the general business acumen and knowledge of the Company and its business activities.  Board membership longevity is also evaluated when considering the nomination of current Board members.  There was no third party paid to identify or assist in finding candidates for the Board of Directors.

Compensation Committee

The Company has no compensation committee because the Company has no employees.  The executive officers of the Company are employed and paid by the Bank.  The Bank has a Compensation Committee, the primary functions of which are to determine the compensation of the Company’s executive officers and to administer the Company’s equity compensation plans.  The role of the Compensation Committee is described in greater detail under the section entitled “Compensation Discussion and Analysis.” The Bank’s Compensation Committee consists of:  Louis DiPasquale, Jr.; Melvin Hyatt; Ronald Pennington; T. Theodore Schultz; Albert W. Shields; and Keith Stock.  Each of the members of the Bank’s Compensation Committee is independent under the Nasdaq Marketplace Rules. The Compensation Committee met two times in 2007.

Scope of Authority of the Compensation Committee.  The scope of the Compensation Committee’s authority and responsibilities is set forth in its written charter, which was filed as Appendix A to the Company’s proxy statement filed with the Securities and Exchange Commission (“SEC”) on March 14, 2007.  The chairperson, in consultation with other members of the Committee sets the agenda of each meeting.  As provided under the Committee’s charter, the Committee may delegate its authority to special subcommittees as the Committee deems appropriate, consistent with the applicable law and Nasdaq listing standards.

The Role of Management in Determining or Recommending Executive Compensation.  As part of the review process, each executive is independently interviewed by the Compensation Committee, and provides input into the performance of the Company and the performance of each executive officer, including himself.  However, no executive officer participates in the Compensation Committee’s deliberations or decisions.

Role of Compensation Consultants in Determining or Recommending Executive Compensation.  Under its charter, the Compensation Committee has authority to retain, at the Company’s expense, such counsel, consultants, experts and other professionals as it deems necessary.  To date, the Compensation Committee has not relied on compensation consultants.  Instead, the Compensation Committee performs an informal survey of area companies and banks and reviews the compensation practices of the surveyed companies.

Audit and Examining Committee

T. Theodore Schultz, Chairman, Ronald Pennington, Keith Stock and Albert W. Shields serve as the Company’s Audit and Examining Committee. The Audit and Examining Committee is a separately-designated committee.  Each of the Audit and Examining Committee members is an “independent director” under the Nasdaq Marketplace Rules and the applicable SEC rules. The Audit and Examining Committee’s responsibilities are described in a written charter that was adopted by the Board of Directors of the Company and filed as Exhibit B to the Company’s proxy statement filed with the SEC on March 14, 2007. The Audit and Examining Committee  purpose is to oversee the accounting and financial reporting process of the Company and the audits of the financial statements of the Company.  In addition, it prepares an audit committee report as required by the SEC’s rules to be included in the Company’s annual proxy statement.  The Board has determined that Keith Stock is the Audit and Examining Committee’s “financial expert,” as such term is defined by applicable federal securities laws.  The Audit and Examining Committee met four times in 2007.

Audit and Examining Committee Report

The Audit and Examining Committee has reviewed and discussed the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 with the Company’s management. The Audit and Examining Committee has discussed with Beard Miller Company LLP, the Company’s independent auditor, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. The Audit and Examining Committee has received the written disclosures and the letter from Beard Miller Company LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with Beard Miller Company LLP the independence of Beard Miller Company LLP. Based on the review and discussions described in this paragraph, the Audit and Examining Committee recommended to the Company’s Board of Directors that the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2007 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the Securities and Exchange Commission.

Audit and Examining Committee Members:

T. Theodore Schultz, Chairman
Ronald Pennington
Albert W. Shields
Keith Stock

The information contained in this Audit and Examining Committee Report is not “soliciting material” and has not been “filed” with the Securities and Exchange Commission.  This Audit and Examining Committee Report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company may specifically incorporate it by reference into a future filing.

Recommendation:  The Board recommends a vote “FOR” both nominees for director.

Proposal 2:  Ratification of appointment of independent auditor.

General

The Audit and Examining Committee has appointed Beard Miller Company LLP as independent auditor for the year ending December 31, 2008.  Although action by the stockholders on this matter is not required, the Audit and Examining Committee believes it is appropriate to seek stockholder ratification of the appointment of the independent auditor to provide a forum for stockholders to express their views with regard to the Audit and Examining Committee’s appointment.  If the stockholders do not ratify the selection of the independent auditor, the Audit and Examining Committee will reconsider the appointment, but is not required to change its selection.  However, even if you ratify the selection, the Audit and Examining Committee may still appoint a new independent auditor at any time during the year if it believes that a change would be in the best interests of the Company and its stockholders.

Relationship with Independent Auditor

Beard Miller Company LLP, who performed audit services for us in 2007, including an audit of the consolidated financial statements and services related to filings with the Securities and Exchange Commission, has served as the Company’s auditor since 2003.  Representatives of Beard Miller Company LLP will be present at the meeting, will be available to respond to your appropriate questions and will be able to make such statements as they desire.

Audit Fees.  The aggregate fees billed by Beard Miller Company LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 and the review of the financial statements included in the Company’s Forms 10-Q for fiscal years 2007 and 2006 totaled $171,704 and $163,095, respectively.

Audit-Related Fees.  There were no fees billed by Beard Miller Company LLP for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements for the fiscal years ended December 31, 2007 and December 31, 2006 and that are not disclosed in the paragraph captioned “Audit Fees” above.

Tax Fees.  The aggregate fees billed by Beard Miller Company LLP for professional services rendered for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2007 and December 31, 2006 were $29,281 and $17,750, respectively.

All Other Fees.  There were no fees billed by Beard Miller Company LLP for products and services, other than the services described in the paragraphs “Audit Fees” and “Tax Fees” above for the fiscal years ended December 31, 2007 and December 31, 2006.

Policy on Audit and Examining Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

Among its other duties, the Audit and Examining Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit and Examining Committee has established a policy regarding pre-approval of all audit and non-audit services provided by the independent auditor. On an ongoing basis, management communicates specific projects and categories of service for which the advance approval of the Audit and Examining Committee is requested. The Audit and Examining Committee reviews these requests and advises management if the Audit and Examining Committee approves the engagement of the independent auditor.  Pursuant to its pre-approval policies and procedures, the Audit and Examining Committee approved the foregoing audit and permissible non-audit services provided by Beard Miller Company LLP in fiscal 2007.

The Audit and Examining Committee reviews summaries of the services provided by Beard Miller Company LLP and the related fees and has considered whether the provision of non-audit services is compatible with maintaining the independence of Beard Miller Company LLP.

Recommendation:  The Board of Directors recommends a vote “FOR” the ratification of the selection of Beard Miller Company LLP as the independent auditor for the year ending December 31, 2008.

Proposal 3:  Approval of the Severn Bancorp, Inc. 2008 Equity Incentive Plan

In 1998 the stockholders approved the Stock Option and Incentive Plan (the “1998 Plan”) which authorized 544,500 shares of Common Stock to be issued to key employees and directors of the

Company, the Bank and their affiliates.  The 1998 Plan by its terms provides that no option may be issued under the 1998 Plan after December, 2007.  As of March 20, 2008, 122,815 shares of Common Stock were subject to outstanding options granted under the 1998 Plan.

In order to permit the continued use of equity-related incentives to attract and retain key employees, directors and other persons who make significant contributions to the Company, the Board has adopted, subject to stockholder approval, the 2008 Equity Incentive Plan (the “Incentive Plan”) to replace the 1998 Plan.  The total number of shares authorized for issuance under the Incentive Plan is 500,000 shares plus the number of shares subject to options under the 1998 Plan which expire or are terminated without exercise.

The Company is submitting the Incentive Plan to stockholders for approval in accordance with the Nasdaq Stock Market listing standards that require stockholder approval of most equity-based compensation plans, including the Incentive Plan.  The Incentive Plan is also being submitted for stockholder approval so that, among other reasons, the requisite stockholder approval may be obtained to permit the issuance of incentive stock options under the Internal Revenue Code of 1986, as amended (the “Code”) and to permit the Company to deduct certain performance-based compensation under Section 162(m) of the Code.  The Incentive Plan is described below.

The Incentive Plan will replace the 1998 Plan on a prospective basis.  If the Incentive Plan is approved by the Company’s stockholders, the Company intends to make new grants under the Incentive Plan.  Any awards previously granted under the 1998 Plan will continue to vest and/or be exercisable in accordance with their original terms and conditions.  If the Incentive Plan is not approved, the Company generally will not be able to make equity awards to its directors, officers or employees.

Description of the Incentive Plan

The following summary of the Incentive Plan is qualified in its entirety by the specific language of the Incentive Plan, which is attached as Appendix A to this proxy statement.  Capitalized terms used but not defined below have the meanings set forth in the Incentive Plan.

General

The purposes of the Incentive Plan are to attract and promote the long-term retention of key employees, directors and certain other persons who are in a position to make significant contributions to the success of the Company, to reward these employees, directors and other persons for their contributions, to provide additional incentive to such employees, directors and other persons to continue making similar contributions and to further align the interests of these employees, directors and other persons with those of the Company’s stockholders.  To achieve these purposes, the Incentive Plan permits grants of incentive stock options (“ISOs”), options not intended to qualify as incentive stock options (“non-ISOs”), stock appreciation rights (“SARs”), restricted and unrestricted stock awards, restricted stock units, performance awards, supplemental cash grant awards and combinations of the foregoing (collectively referred to as “Awards”).  Awards of restricted and unrestricted stock, restricted stock units and/or deferred stock may also be issued to participants in connection with management or employee purchase programs.  Shares issuable under Awards that terminate unexercised, shares subject to Awards that are later forfeited and shares that, at the election of the plan participant, are withheld by the Company to pay the exercise or purchase price of the Award or applicable withholding taxes will be available for future Awards under the Incentive Plan and will not count against the maximum number of shares that may be issued under the Incentive Plan.

The Incentive Plan is subject to Section 162(m) of the Code (the “Section 162(m) Limitations”), which limits the deductibility of certain compensation in excess of $1,000,000 per year paid by a publicly traded corporation to “Covered Employees.”  “Covered Employees” are determined at the end of the tax year, and are the chief executive officer and any other employee of the Company whose compensation is required to be reported to stockholders under applicable SEC rules and regulations by reason of such employee’s being among the three (3) highest compensated executive officers for the taxable year (other than the chief executive officer and the chief financial officer).

Compensation paid to Covered Employees will not be subject to the Section 162(m) Limitations if it is considered “qualified performance-based compensation.”  Under the regulations to Section 162(m), compensation related to Awards is deemed to constitute qualified performance-based compensation if the Award meets the following conditions: (i) it is made by a committee of the board of directors comprised solely of two or more outside directors; (ii) the plan under which the Award is made sets forth the maximum number of shares with respect to Awards that may be granted to any individual during a specified period; (iii) under the terms of the Award, the amount of compensation that an employee can receive is based solely on the satisfaction of pre-established subjective performance criteria or an increase in the value of the Common Stock after the date of the grant or award; and (iv) the material terms of plan are disclosed to and approved by stockholders.  As described in more detail below, the terms of the Incentive Plan are intended to satisfy the foregoing requirements with respect to Awards to “Covered Employees.”

Administration

The Incentive Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors, which has full and exclusive power to administer and interpret the Incentive Plan, to grant Awards and to adopt such administrative rules, regulations, procedures and guidelines governing the Incentive Plan and the Awards as it may deem necessary in its sole discretion, from time to time.  The Committee is comprised solely of outside directors of the Company who are intended to satisfy the requirements of independence under applicable Nasdaq standards and the Section 162(m) Limitations, among others.  The Committee’s authority will include the authority to: (i) determine the type of Awards to be granted under the Incentive Plan; (ii) select Award recipients and determine the extent of their participation; (iii) determine the method or formula for establishing the fair market value of the Common Stock for various purposes under the Incentive Plan, provided however, for purposes of determining the exercise price of ISOs, fair market value will be determined in accordance with Treas. Reg. Section 1.422-2(e) and in the case of Awards other than ISOs, fair market value will be determined in a manner that complies with Section 409A of the Code; and (iv) establish all other terms, conditions, restrictions and limitations applicable to Awards and the Common Stock issued pursuant to Awards, including, but not limited to, those relating to a participant’s retirement, death, disability, leave of absence or termination of employment.  The Committee may accelerate or defer the vesting or payment of Awards, cancel or modify outstanding Awards, waive any conditions or restrictions imposed with respect to Awards or the Common Stock issued pursuant to Awards and make any and all other interpretations and determinations which it deems necessary with respect to the administration of the Incentive Plan, other than a reduction of the exercise price of an option after the grant date and subject to the provisions of Section 162(m) of the Code with respect to “Covered Employees”, and, in the case of ISOs, in a manner that complies with Sections 422 and 424 of the Code and, in the case of Awards other than ISOs, in a manner that complies with Section 409A of the Code.  The Committee’s right to make any decision, interpretation or determination under the Incentive Plan shall be in its sole and absolute discretion.

The Committee may delegate some or all of its authority to one or more subcommittees consisting of at least one Committee member.  Additionally, the Committee may, subject to criteria, limitations and instructions as the Committee determines, delegate to an appropriate officer of the Company the authority to determine the individual Participants and amount and nature of the Award to be issued to such Participants; provided, that no Awards may be made pursuant to such delegation to a Participant who is a Covered Employee and/or is subject to Section 16(b) of the Securities Exchange Act of 1934, as amended.

Eligibility

ISOs may be granted under the Incentive Plan only to employees of the Company and its subsidiaries.  All current and future employees of the Company and its subsidiaries, directors and other persons who, in the opinion of the Committee, are in a position to make significant contributions to the success of the Company, such as consultants and non-employee directors, are eligible to receive all other types of Awards under the Incentive Plan.

Number of Shares Available for Issuance

The aggregate number of shares of Common Stock for which Awards may be granted under the Incentive Plan is 500,000 shares of Common Stock; provided, however, that such authorized share reserve shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that are issuable pursuant to option grants outstanding under the 1998 Plan as of the Effective Date (“Existing Options”) that but for the termination or suspension of the 1998 Plan, would otherwise have reverted to the share reserve of the 1998 Plan pursuant to the terms thereof as a result of the expiration, termination, cancellation or forfeiture of such options. As of the date of this proxy statement, 122,815 shares of Common Stock are subject to Existing Options under the 1998 Plan.  Accordingly, if these options expire, the shares of Common Stock subject to such options will also be available for issuance under the Incentive Plan.

Shares issuable under Awards that terminate unexercised, shares subject to Awards that are later forfeited and shares that, at the election of the plan participant, are withheld by the Company to pay the exercise or purchase price of the Award or applicable withholding taxes will be available for future Awards under the Incentive Plan and will not count against the maximum number of shares that may be issued under the Incentive Plan.  The maximum number of shares of Common Stock that may be issued under the Incentive Plan also will not be affected by (i) the payment in cash of dividends or dividend equivalents in connection with outstanding Awards; (ii) the granting or payment of stock-denominated Awards which by their terms may be settled only in cash; or (iii) Awards that are granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who have become employees as a result of a merger, consolidation, or acquisition or other corporate transaction involving the Company.

The maximum number of shares of Common Stock for which Stock Options may be granted to any person in any fiscal year and the maximum number of shares of Common Stock subject to SARs granted to any person in any fiscal year each will be 100,000 shares.  The maximum number of shares of Common Stock subject to other Awards granted to any person in any fiscal year will be 100,000 shares.  The foregoing provisions will be construed in a manner consistent with Section 162(m).

Adjustments

In the event of any stock dividend, stock split, combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution of assets (other than ordinary cash dividends) to stockholders, or any other event affecting the Common Stock that the Committee deems, in its sole discretion, to be similar circumstances, the Committee may make such adjustments as it may deem appropriate, in its discretion, to:

•	the maximum number of shares available for issuance under the Incentive Plan;

•	the maximum number of Awards and shares of Common Stock subject to Awards that may be granted to any one participant;

•
the number or kind of shares of Common Stock covered by outstanding Awards in a manner consistent with Sections 422 and 424 of the Code (in the case of ISOs) and Section 409A of the Code (in the case of Awards that are subject to Section 409A of the Code);

•	the exercise price applicable to outstanding Awards;

•	any measure of performance that relates to an Award to the extent necessary to reflect such change in the Common Stock; and/or

•	any other affected terms of any equity-based Award to the extent necessary to reflect such change in Common Stock.

Exercise Price

The Committee will determine the exercise price applicable to each ISO, non-ISO and SAR, which will not be less than the fair market value of the Company’s Common Stock at the time of the grant, as described in this proposal.  The Incentive Plan does not permit the repricing of options without prior stockholder approval.

Options

Recipients of stock options under the Incentive Plan will have the right to purchase Common Stock at a stated exercise price, during a period of time and on such other terms and conditions as are determined by the Committee and set forth in the award.  For ISOs, the recipient must be an employee, the exercise price must be at least 100% (110% if issued to a greater than ten percent stockholder of the Company) of the fair market value of the Company’s Common Stock on the date of grant and the term cannot exceed ten years (five years if issued to a greater than ten percent stockholder of the Company) from the date of grant.  The exercise price of a non-ISO must be at least 100% of the fair market value of the Common Stock on the date of grant.  An option exercise price may be paid in cash or by check, bank draft or money order payable to the order of the Company, or if permitted by the Committee and subject to certain conditions, by delivery of shares (including by way of the “attestation method”) of Common Stock [that have been owned by the recipient for at least six months (unless the Board of Directors expressly approves a shorter period) and] which have a fair market value on the date of exercise at least equal to the exercise price, or an unconditional and irrevocable undertaking by a broker to promptly deliver the necessary funds (including in connection with so-called “cashless exercise” effected by such broker) or by a combination of such methods.  The Committee may at any time accelerate the time at which all or any part of the option may be exercised.  The maximum number of shares of Common Stock with respect to ISOs that may be awarded under the Incentive Plan will not exceed 500,000 shares of Common Stock plus the number of shares of Common Stock that become available as a result of the expiration, termination, cancellation or forfeiture of existing options under the 1998 Plan, subject to adjustment as described above.

Stock Appreciation Rights

SARs may be granted under the Incentive Plan either alone or in tandem with stock options.  Generally, recipients of SARs are entitled to receive upon exercise, cash or Common Stock (valued at the then fair market value of Common Stock) equal to the fair market value of the shares subject to the SAR on the date of exercise minus the fair market value of such shares on the date of grant (110% in the case of a 10% or greater stockholder), although certain other measurements also may be used.  A SAR granted in tandem with a stock option is exercisable only if and to the extent that the option is exercised.

The maximum number of shares of Common Stock with respect to which SARs may be awarded under the Incentive Plan will not exceed 500,000 shares of Common Stock subject to adjustment as described above.

Stock Awards

The Incentive Plan provides for restricted and unrestricted stock awards, restricted stock units and deferred stock awards.  Stock Awards allow the recipient to acquire Common Stock for no consideration, nominal consideration or any higher price determined by the Committee.  In the case of restricted stock awards, the shares acquired are subject to a vesting schedule and other possible conditions determined by the Committee.  A restricted stock unit is an award denominated in restricted Common Stock, pursuant to a formula determined by the Committee, which may be settled either in restricted Common Stock or in cash, in the discretion of the Committee, subject to such other terms, conditions, restrictions and limitations determined by the Committee from time to time.  A deferred stock award entitles the recipient to receive Common Stock to be delivered in the future.  Delivery of the Common Stock will take place at such time or times, and on such terms and conditions, as the Committee may determine.

The maximum number of shares of Common Stock with respect to which Stock Awards may be awarded under the Incentive Plan will not exceed 500,000 shares of Common Stock, subject to adjustment as described above.

Supplemental Cash Awards

Under the Incentive Plan and subject to applicable law, supplemental cash awards may be granted to recipients of Awards to help defray taxes due as a result of the Awards. The terms and conditions of supplemental cash awards are determined by the Committee.

Performance Awards

The Incentive Plan provides for performance awards entitling the recipient to receive Awards, with or without payment, upon achieving certain performance goals determined by the Committee.  At the discretion of the Committee, any of the above-described Awards may be contingent on attainment of performance goals which are based on certain pre-established criteria.  Performance goals may involve overall corporate performance, operating group or business unit performance, personal performance or any other category of performance determined by the Committee.

Termination of Awards

Upon termination of a recipient’s employment or other relationship with the Company due to death, disability or retirement, except as otherwise determined by the Committee: (i) stock options and SARs will automatically become exercisable in full and will remain exercisable for a period of one year in the event of death or disability, but not longer than the term of the stock option or SAR, and for a period equal to the unexpired term of the stock option or SAR in the case of retirement; (ii) all restricted stock and restricted stock units shall automatically become free of all restrictions and conditions; and (iii) any payment or benefit under deferred stock awards, performance awards and supplemental grants shall be made by the Company. Retirement is defined in the Incentive Plan as termination of employment with or service to the Company by a participant other than by reason of death or permanent disability or termination for cause at a time when such participant has attained age 65 or greater (age 70 in the case of non-employee directors); provided that such participant has performed a minimum of five years of service for the Company.

Upon termination of a recipient’s employment or other relationship with the Company for any reason other than death, Disability or Retirement, except as otherwise determined by the Committee: (i) stock options and SARs will remain exercisable for a period of 90 days , but not longer than the term of the stock option or SAR, to the extent that they were exercisable at the time of termination; (ii) all restricted stock shall be transferred to the Company for purchase for the amount of cash paid for such stock, or forfeited to the Company if no cash were paid; and (iii), any payment or benefit under restricted stock units, deferred stock awards, performance awards and supplemental grants to which the recipient was not irrevocably entitled at the time of termination shall be forfeited and such Awards cancelled as of the date of such termination.

In the discretion of the Committee, all Awards held by a participant whose employment, directorship, consulting, service or other relationship with the Company is terminated for cause, as defined in the Incentive Plan, shall terminate immediately.

Deferral of Awards

In connection with the adoption of the Incentive Plan, the Board of Directors may adopt a deferred compensation plan that will permit participants in the Incentive Plan to defer receipt of Awards granted pursuant to the Incentive Plan.  If deferred, the Awards would be paid at a future date pursuant to the deferred compensation plan.

Section 162(m) Limitations

If the Committee determines at the time an Award that is intended to qualify as performance-based compensation for purposes of Section 162(m) of the Code is granted to a recipient that such recipient is, or may be as of the end of the tax year for which the Company would claim a tax deduction in connection with such Award, a “Covered Employee,” then the Committee may provide that the Award be subject to the achievement of specified levels of one or more of the following performance goals, unless and until the Company’s stockholders approve a change to such performance goals: operating income, net earnings, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), net income, earnings per share, total stockholder return, cash flow, return on assets, decrease in expenses, Common Stock price, price-earnings multiple, comparisons to market indices, sales growth, market share, the achievement of certain quantitatively and objectively determinable non-financial performance measures including, but not limited to, operational measures, growth strategies, strategic initiatives, corporate development and leadership development, and any combination of the foregoing.  The performance goals shall be determined and approved by the Committee no later than the 90th day of the applicable fiscal year.  Awards subject to such conditions may not be adjusted upward; however, the Committee shall retain the discretion to adjust such Awards downward.  Prior to the payment of any Award subject to these Section 162(m) Limitations, the Committee shall certify in writing that the applicable performance goal was satisfied.

The Committee shall have the discretion to impose such other restrictions on Awards as it may deem necessary or appropriate to ensure that such Awards qualify as performance-based compensation for purposes of Section 162(m) of the Code. In the event that applicable tax/and or securities laws change to permit the Committee the discretion to alter the governing performance goals without obtaining stockholder approval, the Committee shall have the sole discretion to make such changes without obtaining stockholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as performance-based compensation for purposes of Section 162(m) of the Code, the Committee may make such grants without satisfying the Section 162(m) Limitations.

Change in Control

The Incentive Plan generally provides that, unless the Committee determines otherwise at the time of grant with respect to a particular Award, in the event of a change in control (as defined below), (1) any options and SARs shall automatically become exercisable in full upon the occurrence of such change of control, (2) any restricted stock shall automatically become free of all restrictions and conditions upon the occurrence of such change of control, and (3) any conditions on restricted stock units, deferred stock awards, performance awards and supplemental grants which relate only to the passage of time and continued employment shall automatically terminate upon the occurrence of such change of control.

A change in control means: (i) the occurrence of an event that would, if known to the Company’s management, be required to be reported by the Company as a change in control pursuant to the SEC’s Current Report on Form 8-K under to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); or (ii) the acquisition or receipt, in any manner, by any person (as defined for purposes of the Exchange Act) or any group of persons acting in concert, of direct or indirect beneficial ownership (as defined for purposes of the Exchange Act) of more than 50% of the Company’s combined voting securities ordinarily having the right to vote for the election of directors of the Company; or (iii) a change in the constituency of the Board of Directors with the result that individuals (the “Incumbent Directors”) who are members of the Board on the effective date of the Incentive Plan cease for any reason to constitute at least a majority of the Board of Directors, provided that any individual who is elected to the Board after the effective date of the Incentive Plan and whose nomination for election was unanimously approved by the Incumbent Directors shall be considered an Incumbent Director beginning on the date of his or her election to the Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as defined for purposes of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors; or (iv) the sale, exchange, liquidation or other disposition of all or more than 50% of the Company’s business or assets; unless in any such case, at least a majority of the Incumbent Directors determine, prior to the occurrence of such change in control, that no change in control has or will have occurred; or (v) the occurrence of a reorganization, merger, consolidation or other corporate transaction involving the Company, in each case, with respect to which the Company’s stockholders immediately prior to such transaction do not, immediately after such transaction, own more than 50% of the combined voting securities ordinarily having the right to vote for the election of directors of the Company or other corporation resulting from such transaction; or (vi) the approval by the Company’s stockholders of a complete liquidation or dissolution of the Company; or (vii) any similar transaction, circumstance or event which the Committee determines to constitute a change in control.

The Committee may, in its discretion, at the time an Award is made or at any time prior to, coincident with or after the time of a change in control: (i) require the purchase and sale of any Awards for an amount of cash equal to the amount which a participant could have obtained upon the exercise or realization of such rights had such Awards been currently exercisable; (ii) make such adjustment to the Awards then outstanding as the Committee deems appropriate to reflect such change in control; (iii) if applicable, provide that such Awards shall be cancelled upon the effectiveness of such Change of Control and converted into the right to receive the same consideration as stockholders are receiving in such Change of Control (net of any exercise price and/or purchase price payable by the Participant and/or base amount in the case of a SAR); and/or (iv) cause the Awards then outstanding to be assumed, or their rights substituted therefor, by the surviving or acquiring corporation in such change in control.  The Committee may, in its discretion, include such further provisions and limitations in any Award agreement as it may deem in the best interests of the Company.

Additional Cancellation Provisions

In any instance where the rights of a recipient under an Award continue after termination of their relationship with the Company, all of such rights shall terminate and be forfeited if, in the determination of the Committee, the recipient, at any time prior or subsequent to such termination, breached or violated, in a material way, the terms of any agreement with the Company, including any employment agreement, termination agreement, confidentiality agreement, non-solicitation agreement or non-competition agreement or engaged or engages in conduct that would have permitted the Company to terminate the recipient’s employment for cause, as defined in the Incentive Plan, if the recipient was still an employee of the Company.

Reduction of Payments to Participants

If any payment under the Incentive Plan constitutes a “parachute payment” within the meaning of Section 280G of the Code and is subject to the non-deductibility rules of Section 280G and the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such payment will be reduced, if on an after-tax basis (including the Excise Tax), such reduction would result in the recipient receiving a greater amount of the payment.

Summary of Federal Income Tax Consequences

The following is a brief summary of the principal United States federal income tax consequences of transactions under the Incentive Plan, based on current United States federal income tax laws.  This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

Non-ISOs. No taxable income is recognized by a participant upon the grant of a non-ISO.  Upon the exercise of a non-ISO, the participant will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the Common Stock for which the option is exercised over the aggregate non-ISO exercise price, even though that Common Stock may be subject to a restriction on transferability or may be subsequently forfeited, in limited circumstances.  Income and payroll taxes are required to be withheld by the Company on the amount of ordinary income resulting to the participant from the exercise of a non-ISO.  Any ordinary income recognized by the participant is generally deductible by the Company for federal income tax purposes, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code.  The participant’s tax basis in Common Stock acquired by exercise of a non-ISO will be equal to the exercise price plus the amount taxable as ordinary income to the participant.

Upon a sale of the Common Stock received by the participant upon exercise of the non-ISO, any gain or loss will generally be treated for federal income tax purposes as long-term or short-term capital gain or loss, depending upon the holding period of that stock.  The participant’s holding period for shares acquired after the exercise of a non-ISO begins on the date of exercise of that option.

If the participant pays the exercise price in full or in part by using shares of previously acquired Common Stock, the exercise will not affect the tax treatment described above and no gain or loss generally will be recognized to the participant with respect to the previously acquired shares.  The shares received upon exercise which are equal in number to the previously acquired shares used will have the same tax basis as the previously acquired shares surrendered to the Company, and will have a holding period for determining capital gain or loss that includes the holding period of the shares used.  The value of the remaining shares received by the participant will be taxable to the participant as compensation, even though those shares may be subject to sale restrictions.  The remaining shares will have a tax basis equal to the fair market value recognized by the participant as ordinary income and the holding period will commence on the exercise date.  Shares used to pay applicable income and payroll taxes arising from that exercise will generate taxable income or loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares. The income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares used.  Where the shares used to pay applicable income and payroll taxes arising from that exercise generate a loss equal to the difference between the tax basis of those shares and the amount of income and payroll taxes satisfied with those shares, that loss may not be currently recognizable if, within a period beginning 30 days before the exercise date and ending 30 days after that date, the participant acquires or enters into a contract or option to acquire additional Common Stock.

ISOs.  No taxable income is recognized by a participant upon the grant or exercise of an ISO.  If Common Stock is issued to a participant after the exercise of an ISO and if no disqualifying disposition of those shares is made by that participant within two years after the date of grant or within one year after the receipt of those shares by that participant, then:

•	upon the sale of those shares, any amount realized in excess of the option exercise price will be taxed to that participant as a long-term capital gain, and

•	the Company will not be allowed a deduction.

Additionally, the exercise of an ISO will give rise to an item of tax preference that may result in alternative minimum tax liability for the participant.

If Common Stock acquired upon the exercise of an ISO is disposed of prior to the expiration of either holding period described above, that disposition would be a “disqualifying disposition,” and generally:

•	the participant will realize ordinary income in the year of disposition in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise, or,

•	if less, the amount realized on the disposition of the shares, over the ISO exercise price, and

•	the Company will be entitled to deduct that amount.

Any other gain realized by the participant on that disposition will be taxed as short-term or long-term capital gain, and will not result in any deduction to the Company.  If a participant pays the exercise price in full or in part with previously acquired Common Stock, the exchange will not affect the tax treatment of the exercise.  Upon the exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to the Company, and the shares issued in replacement of the shares used to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. A participant, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the ISO statutory holding period requirements. Additional Common Stock will have a basis of zero and a holding period that commences on the date the Common Stock is issued to the participant upon exercise of the ISO.  If this exercise is affected using Common Stock previously acquired through the exercise of an ISO, the exchange of the previously acquired shares may be a disqualifying disposition of those shares of Common Stock if the holding periods discussed above have not been met.

If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a non-ISO.  Subject to some exceptions for permanent disability or death, an ISO generally will not be eligible for the federal income tax treatment described above if it is exercised more than three months following a termination of employment (one year if termination is due to death or disability, as defined in the Code).

Stock Appreciation Rights.  Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the cash received plus the fair market value of any Common Stock received from the exercise.  The participant’s tax basis in the Common Stock received in the exercise of the SAR will be equal to the ordinary income recognized with respect to the Common Stock. The participant’s holding period for shares acquired on the exercise of a SAR begins on the exercise date.  Income and payroll taxes are required to be withheld on the amount of compensation attributable to the exercise of the SAR, whether the income is paid in cash or shares.  Upon the exercise of a SAR, the Company will generally be entitled to a deduction in the amount of the ordinary income recognized by the participant, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code.

Unrestricted and Restricted Stock. Upon the grant of an unrestricted stock award, the participant realizes ordinary income equal to the fair market value on the date of grant minus the price paid for the shares awarded. A recipient of a restricted stock award realizes ordinary income only as of and when the shares vest or are no longer subject to a substantial risk of forfeiture (as defined in the Code).  The ordinary income realized on each vesting or transfer date equals the fair market value on that date less any purchase price paid for the shares.  A recipient of a restricted stock award may, however, choose or be required by the terms of the award to elect under Section 83(b) of the Code to have the ordinary income associated with all of the restricted shares realized and measured on the date of grant.  A recipient who makes such an election and later forfeits restricted shares may not claim a loss for tax purposes.  The Company will generally be entitled to a deduction at the time and in the amount of the ordinary income recognized by the participant, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code.

Restricted Stock Units.  A recipient of a restricted stock unit award realizes ordinary income only as of and when the shares vest or are no longer subject to a substantial risk of forfeiture (as defined in the Code).  The ordinary income realized on each vesting or transfer date equals the fair market value on that date less the price paid for the shares.  The Company will generally be entitled to a deduction at the time and in the amount of the ordinary income recognized by the participant, subject to the possible limitations on deductibility of compensation paid to some executives under Section 162(m) of the Code.

Performance Awards and Supplemental Grants.  The tax consequences of a performance award depend upon the nature of the underlying award earned if and when the performance goals are achieved.  The recipient of a supplemental cash award realizes ordinary income equal to the amount received, and the Company will generally be entitled to a corresponding deduction.

Certain Limitations on Deductibility of Executive Compensation.  As discussed above, the Section 162(m) Limitations apply to all Awards granted under the Incentive Plan, unless certain conditions are satisfied.  Compensation under the Incentive Plan is intended to satisfy those conditions and constitute “qualified performance-based compensation.”

Amendment and Termination

The Incentive Plan may be amended or terminated by the Committee at any time, without the approval of stockholders or participants, provided that no amendment that would require stockholder approval under the applicable Nasdaq Stock Market listing standards, applicable law or the Code, including but not limited to Section 162(m) and Section 422 (with respect to ISOs), may become effective without stockholder approval. No Awards may be granted under the Incentive Plan from and after April 30, 2018, unless the Incentive Plan is otherwise terminated prior to that date.

New Plan Benefits

The Board of Directors approved the Incentive Plan in February 2008, subject to stockholder approval.  To date, no Awards have been made under the Incentive Plan and no determinations have been made with respect to the type or number of Awards to be made under the Incentive Plan.  In addition, there were no options granted in 2007 under the 1998 Plan.

On March 5, 2008, the closing price of the Company’s Common Stock was $9.40 as reported on the Nasdaq Capital Market.

Recommendation:  The Board of Directors recommends that you vote “FOR” the approval of the Severn Bancorp, Inc. 2008 Equity Incentive Plan.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2007 with respect to the Company’s equity based compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance Under equity compensation plans

Equity compensation plan approved by security holders	122,815	15.85	-

Equity compensation plans not approved by security holders	-	-	-

Total	122,815	15.85

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Background

Because the Company does not have any employees, compensation decisions are made by the Compensation Committee of the Bank’s Board of Directors.  The non-employee directors, consisting of Louis DiPasquale, Jr., Melvin Hyatt, Ronald Pennington, T. Theodore Schultz, Albert W. Shields and Keith Stock serve as members of the Compensation Committee.  Melvin Hyatt, a director of the Bank, does not participate in compensation decisions relating to our Chairman, President and Chief Executive Officer Alan J. Hyatt, his nephew.

The Compensation Committee operates under a written charter adopted by the Board of Directors.  The responsibilities of the Committee include:

•	formulating, evaluating and approving the compensation of the Company’s executive officers;
•	overseeing all compensation programs involving the issuance of the Company’s stock and other equity securities of the Company; and
•
reviewing and discussing with the Company’s management the Compensation Discussion and Analysis and preparing the Compensation Committee’s report thereon for inclusion in the Company’s annual proxy statement.

Objectives of Our Compensation Program

The primary objectives of the Compensation Committee with respect to executive compensation are:

•	To attract and retain the best possible executive talent;
•	To tie annual and long-term cash and stock incentives to achievement of corporate and individual performance objectives; and
•	To align executives’ incentives with stockholder value creation.

To achieve these objectives, the Compensation Committee has implemented and maintains compensation plans that tie a substantial portion of executives’ overall compensation to the financial performance of the Company. Overall, the total compensation opportunity is intended to create an executive compensation program that is set at the median competitive levels of comparable public savings and loan companies.

The Bank’s executive officers have no employment contracts.  Annually, the Bank’s Compensation Committee evaluates profiles of comparable financial institutions to assure that the compensation to its executive officers is comparable to its peer group. Other factors used by the Compensation Committee in determining compensation for its executive officers include an assessment of the overall financial condition of the Bank, including an analysis of the Bank’s asset quality, interest rate risk exposure, capital position, net income and consistency of earnings. The Bank’s return on average assets and return on equity are considered and compared to its peer group.  In addition, the Compensation Committee interviews each executive officer individually and collectively to evaluate performance of the Company and the individual executive officers.  This input is used to determine the total compensation package for each executive officer, and the allocation between the different components within the compensation package. The complexity of the activities of the executive officers are considered, and intangible items are considered such as the reputation and general standing of the Bank within the community and the likelihood of continuing successful and profitable results.

Compensation Components

Compensation consists of the following components:

Base Salary.    Base salaries are used to attract and retain employees by providing a portion of compensation that is not considered “at risk.”  Base salaries are designed to reward the performance of our executive officers in the daily fulfillment of their responsibilities to us.  Base salaries for our executives are established based on the scope of their responsibilities and historical compensation levels, taking into account competitive market compensation paid by other companies for similar positions. Generally, the Company believes that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions and with similar responsibilities at comparable companies in line with our compensation philosophy. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.

Annual Bonus.    The purpose of the annual bonus program is to align the interests of executive officers with Company stockholders by motivating executive officers to achieve superior annual financial and annual operational performance. Our annual bonus plan for our executives provides for a discretionary cash bonus, dependent upon the level of achievement of corporate and personal goals. In addition, the discretionary bonus for the executive officers named in the proxy statement is determined based on the Company’s performance compared to budgets and projections.  The Board of Directors establishes specific financial and operational goals for the Company at the beginning of each year and annual discretionary bonus funding is in part related to achievement of these annual goals.  The Compensation Committee approves the annual award for the Chief Executive Officer and for each other Executive Officer.

Long-Term Incentive Program.    The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. In connection with this, our board of directors had adopted the Severn Bancorp, Inc. Stock Option and Incentive Plan (the “1998 Plan”), which was ratified by our stockholders at the 1998 annual meeting and expired in 2007.  The Board of Directors has recently adopted the Severn Bancorp, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), subject to the approval of the Company’s stockholders.  The purpose of the 2008 Plan is to enable the Company to (i) promote the long-term retention of employees; (ii) further reward these employees, directors and other persons for their contributions to the Company’s growth and expansion; (iii) provide additional incentive to these employees, directors and other persons to continue to make similar contributions in the future; and (iv) to further align the interests of these employees, directors and other persons with those of the Company’s stockholders.  These purposes will be achieved by granting to such employees, directors and other persons, in accordance with the 2008 Plan, Options, Stock Appreciation Rights, Restricted Stock or Unrestricted Stock, Deferred Stock, Restricted Stock Units or Performance Awards (collectively the “Awards”), for shares of the Company’s common stock.  By encouraging such stock ownership, the Company seeks to attract, retain and motivate the best available personnel for positions of substantial responsibility and to provide additional incentive to our directors and key employees and to promote the success of the business. The Company anticipates granting options under the 2008 Plan, and will consider other Awards under the 2008 Plan when determining long-term incentive programs.

Other Compensation.    Our executive officers participate in other employee benefit plans generally available to all employees, including the following:

•
The Bank maintains a 401(k) plan, and contributes, on behalf of each participating employee, a matching contribution of 50% of salary deferred by an employee up to 6% of each participant’s salary.  The Bank’s plan also allows a non-matching profit sharing contribution to be determined at the discretion of the Board of Directors.

•
The Company maintains an Employee Stock Ownership Plan (the “ESOP”) for employees of the Bank and its subsidiaries.  The ESOP provides an opportunity for the employees of the Bank to become stockholders and thus strengthen their direct interest in the success of the Bank.  In addition, the ESOP assists the Bank in attracting and retaining capable personnel.  As of December 31, 2007, a total of 792,356 shares of the Company’s Common Stock were owned by the ESOP, of which 782,908 shares were allocated to employees.

•
The Bank provided Messrs. Meekins and Kirkley with the use of a company owned automobile during 2007, and paid or reimbursed them for all insurance, maintenance, registration and fuel costs.  The Bank also reimbursed Mr. Bevivino for automobile costs incurred relating to inspections of construction sites made by Mr. Bevivino during 2007.  Effective January 1, 2008, the Bank no longer provides automobiles for Messrs. Meekins and Kirkley, and no longer reimburses Mr. Bevivino for automobile costs incurred during inspections.  The Bank gave Mr. Meekins his automobile in December, 2007, and Mr. Kirkley his automobile in 2008.

In addition, our executive officers receive modest executive benefits, including health insurance; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. The Compensation Committee believes these benefits are currently below median competitive levels for comparable companies. The Compensation Committee has no current plans to make changes to the levels of benefits provided.

Determination of Executive Compensation

Traditionally, the Compensation Committee reviews our executive compensation program in November of each year, although decisions in connection with new hires and promotions are made on an as-needed basis.  As part of the review process, each executive provides input into the performance of the company and the performance of each executive officer, including himself.  However, no executive officer participates in the Compensation Committee’s deliberations or decisions.  Each executive’s current and prior compensation is considered in setting future compensation.  In addition, the Compensation Committee performs an informal survey of area companies and banks and reviews the compensation practices of the surveyed companies.  To some extent, the compensation plan (base salary, bonus and 2008 Plan) is similar to the elements used by many companies; however, additional emphasis on fair treatment of all employees requires that the Company limits executive salaries at a level that does not prohibit us from competing for quality employees.  The exact salary, annual bonus and stock option grants are chosen in an attempt to balance our competing objectives of fairness to all employees and attracting and retaining executive officers. Based on the informal survey of area companies and banks, the performance of the Company and each of the executive officers in 2007, the Compensation Committee awarded a bonus to Messrs. Hyatt, Kirkley, and Bevivino totaling approximately 25% to 30% less than the bonus awarded to them in 2006.  The Compensation Committee also awarded a bonus to Mr. Meekins totaling approximately 50% less than the bonus awarded to him in 2006.  This larger percentage decrease for Mr. Meekins was because the Compensation Committee concluded, that while Mr. Meekins performed at the same level as the other executives during 2007, he would no longer serve in the same capacity after his retirement effective December 31, 2007.  In addition, the Compensation Committee determined that Messrs. Hyatt, Kirkley and Bevivino would receive a base salary increase of approximately 17%, 7% and 4%, respectively. The Compensation Committee had given Messrs. Hyatt, and Bevivino a base salary increase for 2007 of approximately 5%.  Mr. Kirkley received a base salary increase of approximately 6% for 2007. Mr. Meekins will not receive a salary in 2008, but instead will begin receiving a director’s fee as a non-employee director.

Accounting and Tax Considerations

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123R.  This accounting standard requires us to record as compensation expense the grant date fair value of a stock option over the life of the option.  Prior to the adoption of FAS 123R, no compensation expense was required to be recorded in connection with stock options granted at fair market value.  The Compensation Committee intends to consider the compensation expense of option grants when making future awards; however, given that, traditionally, the Compensation Committee has not made large grants of option awards to our executive officers and employees, the Company does not expect that the compensation expense associated with option grants will have a material adverse effect on our reported earnings.

Generally, Section 162(m) of the Code, and the IRS regulations adopted under that section, which are referred to collectively as Section 162(m), denies a deduction to any publicly held corporation, such as the Company, for certain compensation exceeding $1,000,000 paid during each calendar year to each of the chief executive officer and the four other highest paid executive officers, excluding, among other things, certain qualified performance-based compensation.  Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m).  For example, our proposed 2008 Equity Incentive Plan is intended to satisfy an exemption for “qualified performance-based compensation” under Section 162(m).  The Company does not believe that Section 162(m) will have a material, adverse effect on us in 2008.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with our management.  Based on this review and these discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis Section be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in this proxy statement.

Compensation Committee Members:

Louis DiPasquale, Jr.
Melvin Hyatt
Ronald Pennington
T. Theodore Schultz
Albert W. Shields
Keith Stock

The information contained in this Compensation Committee Report is not “soliciting material” and has not been “filed” with the Securities and Exchange Commission.  This Compensation Committee Report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company may specifically incorporate it by reference into a future filing.

Summary Compensation Table

The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and our other most highly compensated executive officers during the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(1)	Option Awards (2)	All Other Compensation (3)	Total

Alan J. Hyatt	2007	$278,000	$145,000	$ -	$10,698	$433,698
President and Chief Executive Officer	2006	$265,000	$191,000	$16,515	$11,307	$483,822

Melvin E. Meekins, Jr.	2007	$330,000	$ 68,000	$ -	$61,346	$459,346
Executive Vice-President	2006	$318,250	$135,300	$17,519	$34,440	$505,509

S. Scott Kirkley	2007	$236,000	$ 60,000	$ -	$29,006	$325,006
Executive Vice-President	2006	$225,000	$ 82,500	$17,519	$24,396	$349,415

Thomas G. Bevivino	2007	$167,000	$ 35,000	$ -	$27,073	$229,073
Executive Vice-President and Chief Financial Officer	2006	$159,000	$ 50,000	$17,519	$12,262	$238,781

(1)	Amounts reflect compensation for services rendered in year indicated.

(2)
Amounts were calculated utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-based Payments.”  See note 11 of the Consolidated Financial Statements in our Annual Report for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(3)	All other compensation for 2007 consisted of the following elements:

Name and Principal Position	Year	Health Care Contribution (a)	401 (k) Matching Contribution (b)	ESOP Plan (c)	Auto Expenses (d)	Total
Alan J. Hyatt	2007	$ -	$ 5,125	$5,573	$ -	$10,698
President and Chief Executive Officer

Melvin E. Meekins, Jr.	2007	$10,170	$ 6,750	$5,573	$38,853	$61,346
Executive Vice-President

S. Scott Kirkley	2007	$10,198	$ 6,750	$5,573	$ 6,485	$29,006
Executive Vice-President

Thomas G. Bevivino	2007	$10,160	$ 6,060	$5,003	$ 5,850	$27,073
Executive Vice-President And Chief Financial Officer

(a)	Amounts reflect contributions made by the Company for the executive’s health insurance premiums in excess of the amounts the Company would otherwise contribute.

(b)	Amounts reflect matching contributions made by the Company for the executive’s 401(k) plan.

(c)	Amounts reflect contributions made by the Company to the executive’s ESOP account.

(d)
The Company provided automobiles for the exclusive use of Mr. Meekins and Mr. Kirkley.  In addition, the Company also paid or reimbursed these executives for all insurance, maintenance, registration and fuel costs.  Amounts shown reflect the aggregate incremental cost of such automobiles including depreciation and other costs.  The Company gave the automobile used by Mr. Meekins to Mr. Meekins in December 2007, and the fair market value of the automobile totaling $24,595 is included in his auto expenses reflected above.  In addition, the Company compensated Mr. Bevivino during 2007 for automobile costs incurred while performing construction site inspections.

Grants of Plan-Based Awards

There were no stock options or other stock awards granted in 2007 to the above  named executive officers.

Narrative to Summary Compensation Table and Plan-Based Awards Table

The Company does not have employment agreements with the executive officers. Salary and bonus decisions concerning executive officers are made by the Compensation Committee as described above in “Compensation Discussion and Analysis.”  There were no stock options or other awards granted in 2007 to the executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

The following table includes certain information with respect to the value of all unexercised options previously awarded to the executive officers listed in the Summary Compensation Table as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year End 2007

	Option Awards
Name and Principal Position	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration

Alan J. Hyatt President and Chief Executive Officer	7,260	10,890(1)	$17.182	02/21/11

Melvin E. Meekins, Jr. Executive Vice-President	7,260	10,890(1)	$15.620	02/21/11

S. Scott Kirkley Executive Vice-President	7,260	10,890(1)	$15.620	02/21/11

Thomas G. Bevivino Executive Vice-President and Chief Financial Officer	7,260	10,890(1)	$15.620	02/21/11

(1)
The initial grant was for options to purchase 15,000 shares of Common Stock.  As a result of stock splits subsequent to the date of grant, the number of shares subject to each option was adjusted to 18,150.  The options vest in five equal annual installments of 20% upon each of the first five anniversaries of the date of grant on February 21, 2006.

Options Exercised and Stock Vested

No options were exercised by an executive officer in 2007.    The 1998 Stock Option and Incentive Plan did not authorize the issuance of stock awards and the Company had no outstanding stock awards during 2007.

Potential Payments upon a Termination of Employment or Change in Control

The Company does not have employment agreements, severance or “change in control” agreements with our executive officers.

Under the Company’s 1998 Plan, all outstanding stock options automatically will become exercisable upon the termination of the employment of the holder due to death or permanent disability.

In the event of a “change in control,” as defined in the Company’s 1998 Plan, all outstanding stock options will become immediately exercisable, as determined by the Compensation Committee in its sole discretion.  The Company’s 1998 Plan defines “change of control” to  mean: (i) the sale of all, or a material portion, of the assets of the Company; (ii) a merger or recapitalization in the Company whereby the Company is not the surviving entity; (iii) an acquisition by which a person becomes a controlling stockholder within the meaning of  federal banking regulations; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of ten percent or more of the outstanding voting securities of the Company by any person, entity, or group; provided, however, that a change in control of the Company shall not include the acquisition or disposition of securities of the Company by any person in control of the Company at the time of the adoption of the plan and shall not include any subsequent acquisition or disposition of the securities of the Company by any person owned or controlled by, or under common control with, a person in control of the Company at the time of the adoption of these plans.

In the event of a change of control, the Compensation Committee, in their discretion, will take one or a combination of the following actions to be effective as of the date of such change in control:

•	provide that such options shall be assumed, or equivalent options shall be substituted by the acquiring or succeeding corporation, or

•
provide that the participants will receive upon the closing of the change in control transaction a cash payment for each option surrendered equal to the difference between (1) the market value of the consideration to be received for each share of our common stock in the change in control transaction times the number of shares subject to a surrendered option and (2) the aggregate exercise price of such surrendered options.

The following table sets forth the intrinsic value of the unvested stock options held by each executive officer named in the Summary Compensation Table as of December 31, 2007 that would become vested upon termination of employment of the executive due to death or permanent disability or, assuming that the Compensation Committee so elects, the occurrence of a change in control as described above:

Name and Principal Position	Year	Amount (1)

Alan J. Hyatt President and Chief Executive Officer	2007	$ -

Melvin E. Meekins, Jr. Executive Vice-President	2007	$ -

S. Scott Kirkley Executive Vice-President	2007	$ -

Thomas G. Bevivino Executive Vice-President and Chief Financial Officer	2007	$ -

(1)
Calculated based on the difference between the closing price of our common stock on December 31, 2007 and the exercise price of unvested stock options as of such date, multiplied by the number of outstanding options.

In the event that the employment of executive officers was terminated for any other reason on December 31, 2007, none of the unvested options would vest and all such options would expire.

In the event that the employment of an executive officer was terminated due to disability or death on December 31, 2007, they or their estate would be entitled to payments under disability or life insurance plans that the Company maintain for full-time employees.

Director Compensation

The Company does not compensate its directors.  Each director of the Company is also a director of the Bank.  Meetings of the directors of the Company are held immediately before or after meetings of the directors of the Bank.  Non-employee directors of the Bank received $2,200 and $2,000 per meeting of the Board of Directors attended in 2007 and 2006, respectively. In addition, each non-employee member of a committee of the Board of Directors of the Bank received a fee for committee meetings attended in 2007 and 2006 as follows:  $300 per Compliance Committee meeting; $600 per Cash Audit  Committee meeting; and $800 per Corporate Governance Committee meeting.  In addition, members of the Compensation Committee, and the Audit and Examining Committee received fees of $800 and $850 per meeting attended for the years 2007 and 2006, respectively.  The Chairman of each committee received an additional $260 and $250 per meeting in years 2007 and 2006, respectively.  A total of $210,911 and $167,679 was paid as directors’ fees and committee fees for the Bank in 2007 and 2006, respectively.

Effective January 1, 2008, the non-employee directors are entitled to receive $2,300 per attended meeting, with the Vice-Chairman receiving $5,500 per attended meeting.  In addition, each committee member will receive the following: $300 per Compliance Committee meeting; $625 per Cash Audit Committee meeting; $880 per Compensation Committee meeting; $800 per Corporate Governance Committee meeting; and $880 per Audit and Examining Committee meeting.  The Chairman of the committees will receive a fee of up to $270 per committee meeting.  The Board members receive no additional compensation for acting as the Nominating Committee.

Non-employee directors were also eligible to receive stock options under the 1998 Plan.  On February 21, 2006, each of Messrs.  DiPasquale, Melvin Hyatt, Pennington, Schultz, Shields and Stock each received an option to purchase 1,815 shares of our common stock at an exercise price of $15.62 per share. The options are exercisable immediately and terminate five years from the date of grant.  If the 2008 Plan is approved, non-employee directors will be eligible to receive awards under that plan.

The following table sets forth a summary of the compensation the Company paid to our non-employee directors in 2007:

Director Compensation for 2007

Name	Year	Fees earned or paid in cash(1)	Total(2)

Louis DiPasquale, Jr.	2007	$28,100	$28,100

Melvin Hyatt	2007	$30,300	$30,300

Ronald P. Pennington	2007	$34,900	$34,900

T. Theodore Schultz	2007	$36,260	$36,260

Albert W. Shields	2007	$33,700	$33,700

Keith Stock	2007	$34,050	$34,050

(1)
For 2007, each non-employee director received $2,200 for each Board of Directors meeting, and fees ranging from $300 to $850 for each Board of Directors committee meeting.  In addition, the chairman of the various Board of Directors committees received a fee of up to $260 per committee meeting.

(2)
No stock options were granted to directors in 2007, and the Company did not incur any stock option expense in 2007 for prior grants. At December 31, 2007, the aggregate number of options awards outstanding for each director was as follows:  Melvin Hyatt 1,815; Ronald P. Pennington 1,815; T. Theodore Schultz 1,815; Albert W. Shields 1,815; Keith Stock 1,815.  Louis DiPasquale, Jr. exercised all of the options granted to him by the Company.

Compensation Committee Interlocks and Insider Participation

No member of our Board’s Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serve as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serve as a member of the board of directors of any other company that has an executive officer serving as a member of our Board’s Compensation Committee.

Melvin Hyatt, a member of the Compensation Committee, is the brother of Louis Hyatt and the uncle of Alan J. Hyatt, each of whom engaged in certain transactions with us as described below.

Certain Transactions With Related Persons

Our Board of Directors is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions.

Alan J. Hyatt, who is an affiliated person by virtue of his stock ownership and positions as director and President of the Company and the Bank, is a partner of the law firm of Hyatt & Weber, P.A., which serves as general counsel to the Company and the Bank.  The law firm of Hyatt & Weber, P.A. received fees in the amount of $314,721 for services rendered to the Company and to the Bank and its subsidiaries for the year ended December 31, 2007. The law firm received $535,704 in fees from borrowers who obtained loans from the Bank for the year ended December 31, 2007.

During January, 2007, Hyatt & Weber, P.A. entered into a five year lease agreement with HS West, LLC, a wholly owned subsidiary to lease office space from the Company.  The term of the lease is five years with the option to renew the lease for three additional five year terms.  The monthly lease payment is $20,056, which increases 2% annually beginning with the third anniversary of the lease.  Total rental income received by the Company during 2007 was $230,645.  In addition, Hyatt & Weber, P.A. reimburses the Company for its share of common area maintenance.  The total reimbursement for 2007 was $125,519.

Louis Hyatt, a 10% stockholder and the brother of Melvin Hyatt and the father of Alan J. Hyatt is a real estate broker at Hyatt Commercial, a wholly owned subsidiary.  As a real estate broker, Louis Hyatt earned $214,418 in commissions from Hyatt Commercial during 2007.  In addition, Hyatt Commercial provided health insurance benefits to Louis Hyatt during 2007 at a cost of $13,247.

In March 2007, the Company adopted written policies and procedures regarding approval of transactions between the Company and any employee, officer, director and certain of their family members and other related persons required to be reported under Item 404 of Regulation S-K.  Under these policies, a majority of the disinterested members of the Audit and Examining Committee must approve any transaction between the Company and any related party that involves more than $10,000.  If a majority of the members of the Audit and Examining Committee are interested in the proposed transaction, then the transaction must be approved by a majority of the disinterested members of the Board (excluding directors who are employees of the Company).  The Chair of the Audit and Examining Committee has the delegated authority to pre-approve or ratify (as applicable) any related party transaction in which the aggregate amount involved is expected to be less than $120,000.  In determining whether to approve or ratify a related party transaction, the Audit and Examining Committee will take into account, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction.  After adopting this policy, the Audit and Examining Committee ratified each of the transactions described above and approved the continuation of such transactions for the current year on substantially the same term and conditions.

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

FOR INCLUSION IN PROXY STATEMENT

Any proposal that a Company stockholder wishes to have included in the Company’s proxy statement and form of proxy relating to the Company’s 2009 annual meeting of stockholders under Rule 14a-8 of the Securities and Exchange Commission must be received by the Company’s Secretary at Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401 on or before November 20, 2008.   Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and form of proxy for such meeting any stockholder proposal that does not meet the requirements of the Securities and Exchange Commission in effect at the time, including Rule 14a-8.

In addition, stockholders are notified that the deadline for providing the Company timely notice of any stockholder proposal, submitted outside of the Rule 14a-8 process for consideration at the Company’s 2009 annual meeting of stockholders, is March 2, 2009.  As with respect to any proposal which the Company does not have notice on or prior to March 2, 2009, discretionary authority shall be granted to the persons designated in the Company’s proxy related to the 2009 annual meeting of stockholders to vote on such proposal.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of the Company’s Annual Report to Stockholders for the year ended December 31, 2007 accompanies this Proxy Statement.

Upon receipt of a written request, the Company will furnish to any stockholder without charge a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 and the exhibits thereto required to be filed with the Commission under the Securities Exchange Act of 1934. Such written request should be directed to:

S. Scott Kirkley
Executive Vice President and Secretary
Severn Bancorp, Inc.
200 Westgate Circle, Suite 200
Annapolis, Maryland  21401

The Form 10-K is not part of the proxy solicitation materials.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, certain officers and persons who own more than 10% of its Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of the Company’s equity securities and to all subsequent reports when there are changes in such ownership. Based on a review of reports submitted to the Company, the Company believes that during the fiscal year ended December 31, 2007 all Section 16(a) filing requirements applicable to the Company’s officers, directors, and more than 10% owners were complied with on a timely basis,  including all required filings by the Company’s directors, officers, and more than 10% beneficial owners on Forms 3, 4, or 5, as applicable, to satisfy the reporting requirements under federal securities laws, except for the following: Mr. Theodore Schultz reported the sale of shares of the Company’s common stock late on a Form 4.

COMMUNICATIONS WITH DIRECTORS

If any stockholder wishes to communicate with a member of the Board of Directors, the stockholder may communicate in writing to 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, attention: S. Scott Kirkley, via first class mail, or by facsimile at (410) 841-6296.  Stockholders may also speak with the directors who attend our annual meeting of Stockholders.  All communications received by Mr. Kirkley will be distributed to all members of the Board of Directors.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any other matters to be presented for action by the Stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the meeting, the persons named in the accompanying proxy will vote such proxy in accordance with the determination of a majority of the Board of Directors.  The enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Meeting: (i) matters which the Company did not receive notice by February 5, 2008 were to be presented at the meeting; (ii) approval of the minutes of a prior meeting of the stockholders, if such approval does not amount to ratification of the action taken at the meeting; (iii) the election of any person to any office for which a bona fide nominee named in this Proxy Statement is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of the  proxy pursuant to Rules 14a-8 or 14a-9 under the Securities Exchange Act of 1934; and (v) matters incident to the conduct of the meeting.

By order of the Board of Directors
/s/
S. Scott Kirkley
Secretary

Annapolis, Maryland
March 20, 2008